“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $325.0 MILLION AND AN INCREASE IN SAME-STORE-SALES OF 2.9% FOR THE THIRD QUARTER OF FISCAL 2008 ENDED DECEMBER 31, 2007

CITY OF COMMERCE, CA – January 9, 2008- 99¢ Only Stores® (NYSE:NDN) (the “Company”) today reports total sales of $325.0 million for the third quarter of fiscal 2008 ended December 31, 2007.  This represents an increase of 7.6% over total sales of $302.1 million for the same quarter last year.  Retail sales for the quarter ended December 31, 2007 were $314.6 million, up 7.9% from retail sales of $291.6 million for the same quarter last year.

The Company's same-store-sales for the third quarter ended December 31, 2007 increased 2.9% versus the same quarter last year. For this period, the number of overall same-store-sales transactions increased by 2.8% and the average transaction size increased by 0.1% to $9.55 from $9.54.

Total sales for the nine months ended December 31, 2007 were $908.9 million, up 9.9% over sales of $826.8 million for the nine months ended December 31, 2006. Total retail sales for the nine months ended December 31, 2007 were $878.1 million, up 10.1% over sales of $797.4 million for the nine months ended December 31, 2006. Same-store-sales for the nine months ended December 31, 2007 were up 4.6% compared to the same period in the prior year.

During the quarter ended December 31, 2007, the Company opened six stores, three in California and three in Texas.  Gross and saleable retail square footage at the end of the quarter ended December 31, 2007 were 5.73 million and 4.50 million, an increase over last year of 6.1% and 6.2%, respectively.  As of December 31, 2007, the Company had 262 stores, up 6.9% compared to 245 stores as of December 31, 2006.

Bargain Wholesale sales for the three months ended December 31, 2007 were $10.3 million compared to sales of $10.5 million in the same quarter last year, a decrease of 1.1%.  Bargain Wholesale sales for the nine months ended December 31, 2007 were $30.8 million, up 4.6% over sales of $29.4 million for the nine months ended December 31, 2006.

Eric Schiffer, CEO of the Company, said, "We are pleased to continue our positive trend in same-store-sales for the ninth quarter in a row with a 2.9% increase in the third quarter of fiscal 2008.  Almost all of this increase was due to an increase in the number of transactions.  We believe this indicates that we have increased the frequency of our customers’ visits and brought new customers into the stores.”

“We project that during the fourth quarter ending March 31, 2008 we will open 4 new stores in California and 3 in Texas, and close 2 stores in Texas at the expiration of their leases for a net increase in stores of approximately 6.5% for the fiscal year.”

"We plan to announce financial results of our third quarter ended December 31, 2007, on Monday, February 11 after the market close concurrent with the filing of our Form 10-Q for the quarter.  We look forward to discussing our financial results, trends, and an overview of our plan to turnaround our financial performance on a conference call the following morning.  The details regarding that conference call will be announced prior to the earnings release.”

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 262 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale.  The Company’s next two 99¢ Only Stores are scheduled to open this month, one in Texas and one in California. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company and new store openings and store closures. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.